Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and ADAM M. ARON (“Executive”), and is dated June 17, 2015 and is effective as of February 14, 2015.

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE 1:

EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. The Company agrees to employ Executive and Executive agrees to be employed by the Company on an interim basis, beginning as of February 14, 2015 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer, or in such other position as the parties mutually may agree. The Executive acknowledges that his employment will be subject to all policies and practices of the Company as may currently exist or as may be reasonably curtailed, modified or implemented from time to time. As Chief Executive Officer, Executive shall be the senior-most executive officer of the Company, reporting directly to the Board, with the duties, responsibilities and authority customarily associated with and consistent with such position.

1.3 Duties and Services. Executive agrees to serve in the position referred to in Article 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.

1.4 Executive Obligations. Executive shall devote his full business time, attention and best efforts to the performance of his duties under this Agreement and shall not engage in any other business activities except with the prior written approval of the Board; provided, however, that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder, including, without limitation, (a) investing his assets and funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company (except that Executive may invest in an entity in competition with the Company if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock) and (b) being involved in educational, civic and charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder. It is acknowledged and agreed that Executive may not serve during the Term (as defined in Section 2) as a director of more than one public company board without the prior written approval of the Board. It is acknowledged and agreed that Executive may continue to service as a director of

Norwegian Cruise Lines Holdings, Ltd. and to continue to fulfill his obligations relating to such directorship.

ARTICLE 2:

TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated, the term of this Agreement shall commence on the Effective Date and shall end on the first anniversary of the effective date of this Agreement (the “Term”). It is understood and agreed that Executive’s appointment is intended to be on an interim basis.

2.2 Company’s Right to Terminate.

(a) Notwithstanding the provisions of Article 2.1 and 4.1, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder, with or without reasonable accommodation, on a full-time basis during such period;

(iii) for Cause;

(iv) without Cause, which shall include the termination of his employment due to the Company’s appointment of a successor Chief Executive Officer (other than Executive).

(b) As used in this Agreement, the term “Cause” shall mean any one or more of the following: (i) fraud, misappropriation, embezzlement, or sexual (or other forms of) harassment in connection with Executive’s duties for the Company or any affiliate; (ii) the Executive’s (A) intentional misconduct in connection with the Company’ business, (B) refusal to follow the reasonable directions of the Company or (C) breach of the terms of this Agreement, provided that the Company shall notify the Executive of the acts deemed to constitute such intentional misconduct, refusal or breach in writing and Executive shall be given a 30 day period from receipt of such notice in which to cure such misconduct, refusal or breach; (iii) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle that does not involve an accident involving injury to a third party); (iv) engaging in an act of gross negligence in connection with the Company’s business (which term shall not include good faith business judgments made in the normal course of the Executive’s duties); or (v) the Executive’s failure to observe and comply with material Company’s policies, codes and/or Executive’s covenants contained in this Agreement, including, but not limited to, Executive’s confidentiality, non-competition and non-solicitation obligations.

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of Article 2.1, Executive shall have the right to terminate his employment under this Agreement as follows:

(a) for “Good Reason”, which shall mean, without Executive’s consent, (i) a reduction in the Executive’s Base Salary or Target Bonus as provided for under this Agreement; (ii) a substantial and material reduction or elimination of any benefits to which Executive is entitled as provided for under this Agreement or the failure to pay or provide for the compensation and benefits provided for under this Agreement as and when due; (iii) a substantial and material reduction in Executive’s responsibilities or a requirement that Executive report to an officer or employee rather than directly to the Board; or (iv) the Company’s headquarters are relocated more than 25 miles from its current location in Stamford, Connecticut. Notwithstanding the foregoing, “Good Reason” shall not include an act which is cured by the Company within 30 days after receipt by the Company of written notice from Executive identifying in reasonable detail the acts or failures allegedly constituting Good Reason hereunder, provided further that if Executive does not deliver to the Company a written notice of termination within the 60 day period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason. If the Company has failed to cure the event within the 30 day cure period, Executive’s resignation must be effective not more than 30 days after the end of the cure period.

(b) without Good Reason, in the sole discretion of Executive.

2.4 Notice of Termination. If the Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term as provided above in this Article 2, it or he shall do so by giving no less than 15 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3:

COMPENSATION AND BENEFITS

3.1 Base Salary. Commencing on the Effective Date, during the period of this Agreement, Executive shall receive an annual base salary (“Base Salary”) equal to $1,000,000 per annum, which Base Salary shall be pro rated for any partial service years under the Agreement. Executive’s annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly. Executive shall not be eligible to receive any compensation for his services as a member of the Company’s Board of Directors during the Term of the Agreement. Upon his resignation or removal as Chief Executive Officer of the Company, Executive shall, unless requested otherwise by the Company’s Board of Directors, continue to serve on the Board of Directors and his compensation as a Director of the Company shall resume as of the date of such resignation or removal.

3.2 Annual Incentive Program, Restricted Stock Awards and Stock Option Grants.

(a) Annual Incentive Plan. During the Term, Executive also shall be eligible to earn cash incentive compensation (“Bonus”) that is conditioned upon attainment of target performance requirements that will be established by the Board. For 2015, Executive’s Bonus shall be determined based on the Company’s achievement of the EBITDA and EPS targets established by the Board for Senior Executives under the Annual Incentive Plan for Certain Executives (“AIP”) The “Target Bonus” for each calendar year during the Term for which Executive shall be eligible shall be $2,000,000, with the Target Bonus for any partial year of service pro rated to reflect the portion of the year in which Executive served as Chief Executive Officer under this Agreement. Executive’s maximum bonus eligibility under the AIP for 2015 shall be $3,000,000 Executive acknowledges and agrees his Bonus opportunity is subject to the terms and conditions of the AIP and shall be subject to complete negative discretion by the Board in terms of the amount of payment and, to the extent earned, will be paid according to the regular AIP payout schedule. Any annual Bonus shall not be deemed earned by Executive until the Company has determined his entitlement to any such Bonus in accordance with the AIP, Company practice and the terms of this Agreement.

(b) Long Term Incentive Compensation. Executive shall be eligible to receive a restricted stock award covering shares of the Company’s Common Stock (the “Restricted Shares”) based on the Board’s assessment of the performance of the Executive and the Company during 2015. The award will be granted on or about February 28, 2016 under the terms of the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan (such plan, or any successor thereto, the “2013 LTIP Plan”) and the standard form of executive award agreement thereunder. The number of Restricted Shares to be subject to the grant will be determined by dividing $5,500,000 by the price of the shares of Common Stock at the close of business on February 13, 2015. The Restricted Shares will be subject to customary time-based vesting conditions. Except as set forth in Article 4.1 to the contrary, if Executive ceases to remain Chief Executive Officer but otherwise continues as an employee or member of the Board of Directors, the Restricted Shares will remain outstanding in accordance with their terms, with vesting continuing on the basis of service as an employee or director.

3.3 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits under the Company’s policies equal to the maximum available to any Company senior executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.4 Other Benefits.

(a) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its senior executive employees generally, during the Term of the Agreement, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including reasonable dues and fees to industry and professional organizations, reasonable costs of entertainment and business development and business-related travel, including but not limited to travel away from the Company’s headquarters in Stamford, Connecticut to other locations on locations on Company business. The Executive shall be entitled to use first-class travel accommodations for such business-related travel.

(b) Temporary Housing Allowance. The Company shall provide temporary furnished housing in or around the New York/Connecticut area during the Term of the Agreement, which may include accommodations at the Company’s hotels.

(c) Driver and Car Service. During the term of this Agreement, the Company will provide Executive the use of a driver and car service in Connecticut for business purposes.

(d) Company Aircraft. The Company may make available to Executive a Company-owned, leased, chartered or fractional private aircraft for business-related travel. The use by Executive of any Company aircraft shall at all times be subject to Company policies and procedures and to the availability of such aircraft.

(e) Other Benefits. The Executive shall be eligible to participate in all other benefits, including the Company 401(k), medical, dental and disability plans, as may be provided by the Company to other Executive employees from time to time pursuant to the terms and conditions of such benefit plans, programs and/or policies. Except as set forth herein, Executive shall not be entitled to receive any other benefits during the Term, unless expressly provided for and agreed to by the Company. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan or program of the Company, so long as changes are similarly applicable to other senior executive employees.

3.5 Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE 4:

EFFECT OF TERMINATION ON COMPENSATION

4.1 Payments Upon Termination.

(a) Termination Due to Death or Disability. Upon the termination of Executive’s employment due to death or permanent disability under Article 2.2(a)(i) or 2.2(a)(ii) of this Agreement, Executive or his legal representatives shall be entitled to receive Base Salary through the date of termination, any accrued, unused vacation pay and other benefits that may be owed in accordance with the Company’s polices or any other benefits which may be owed in accordance with applicable law (“the Accrued Benefits”). In addition, as severance, Executive will receive:

(i) the greater of:

(A) the sum of three (3) months of Base Salary plus a pro rated portion of Target Bonus for the year of termination (based on time served as Chief Executive Officer in the year of termination), and

(B) the sum of the amounts determined under Article 4.1(b)(i) and (ii) below;

with such greater amount payable on the 60th day following the termination; and

(ii) (x) to the extent the Company has not yet granted the Restricted Shares, the Board will grant all of the Restricted Shares as soon as practicable after the amount is determined by the Board pursuant to Article 3.2 (b) (but in no event later than March 1, 2016) and (y) all Restricted Shares that remain outstanding and unvested on the date of termination as well as those granted pursuant to clause (x) above shall immediately and fully vest as of the date of termination.

(b) Termination Without Cause or Resignation for Good Reason – no Change in Control. Upon the termination of Executive’s employment under this Agreement by the Company without Cause under Article 2.2(a)(iv) of this Agreement, or by Executive for Good Reason under Article 2.3(a) of this Agreement, Executive shall be entitled to the Accrued Benefits. In addition, as severance, the Executive will receive:

(i) if the termination occurs prior to November 14, 2015, a lump sum payment equal to the pro-rated Base Salary that would have been earned from the actual termination date through November 14, 2015, with such amount payable on the 60th day following the termination;

(ii) a portion of the Target Bonus for the year of termination calculated as follows, with such amount payable as soon as practicable after such amount is determined by the Board pursuant to Article 3.2 (a) but in no event later than March 1, 2016:

(A) if the termination occurs on or after November 14, 2015, a pro rated portion of Target Bonus for the year of termination (based on time served as Chief Executive Officer in the year of termination), and

(B) if the termination occurs prior to November 14, 2015, a pro rated portion of Target Bonus for the year of termination (based on time served as Chief Executive Officer in the year of termination but using November 14, 2015 as the date of termination for purposes of the proration calculation; and

(iii) to the extent the Company has not yet granted the Restricted Shares, the Board will grant the Restricted Shares as soon as practicable after such amount is determined by the Board pursuant to Article 3.2 (b) (but in no event later than March 1, 2016) determined as follows:

(A) if the termination occurs on or after November 14, 2015, the Board shall grant a pro rata portion of the Restricted Shares as the Eligible Award, based on the portion of 2015 during which Executive service as Chief Executive Officer of the Company and

(B) if the termination occurs prior to November 14, 2015, the Board shall grant 75% of the Restricted Shares as the Eligible Award.

If the Executive’s employment is terminated in accordance with this Section 4.1(b) prior to the grant of Restricted Shares under Section 3.2(b), , on or prior to March 1, 2016, the Board shall determine the amount of Restricted Shares Executive would have been entitled to pursuant to Article 3.2(b) had he served as Chief Executive Officer of the Company for the full performance measuring period and such amount shall be pro rated pursuant to clause (A) or (B) above as applicable.

(c) Termination For Cause or Resignation without Good Reason. Upon the termination of Executive’s employment under this Agreement for Cause under Article 2.2(a)(iii) of this Agreement, or by Executive without Good Reason under Article 2.3(b) of this Agreement, Executive shall be entitled to receive only the Accrued Benefits. Executive shall not be entitled to receive severance or any compensation or other benefits after the last date of employment with the Company, other than payouts of accrued vested balances (if any) under the Company’s retirement plans.

(d) Termination Without Cause or Resignation for Good Reason Following a Change in Control. If a Change in Control occurs on or prior to February 15, 2016, upon the termination of Executive’s employment without Cause under Article 2.2(a)(iv) of this Agreement or Executive’s Resignation for Good Reason, Executive will be entitled to receive the Accrued Benefits. In addition, as severance, Executive shall be entitled to receive (i) the balance of the Base Salary he would have received had he continued to have been employed by the Company through February 14, 2016 and (ii) an amount equal to his full Target Bonus without proration, with such aggregate severance to be paid within 60 days after such termination (or such Change in Control whichever occurs later). In addition the amount of Restricted Shares to which Executive would have been entitled under Article 3.2(b) shall be immediately awarded, assuming for this purpose that the full $5,500,000 of Restricted Shares would have been awarded pursuant to Article 3.2(b), and all of Executive’s Restricted Shares shall immediately vest. Any amounts payable pursuant to the Article 4.1(d) shall be paid net of any amounts previously paid to Executive pursuant to Article 4.1(b).

(e) As used in this Agreement, “Change in Control” has the same meaning as in the 2013 LTIP Plan as of the Effective Date.

(f) The parties agree that the payments and benefits provided in Article 4 of this Agreement shall be Executive’s sole and exclusive monetary remedy under this Agreement upon a termination Executive’s employment by the Company, whether the termination occurs in connection with the expiration and non-renewal of the Term or at any other time. Any such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures.

4.2 Conditions of Payment. With the exception of the Accrued Benefits, all other payments and benefits due to Executive under the payment provisions of Article 4.1 and Article 4.3 of this Agreement shall be contingent upon execution by Executive (or Executive’s beneficiary or estate) and the Company of an effective mutual general release of all claims arising out of the Agreement or Executive’s employment by the Company hereunder, to the maximum extent permitted by law, releasing the Executive, his beneficiaries or estate and the Company, its affiliates and its current and former stockholders, directors, employees and agents of all claims. The form of release is attached hereto as Exhibit 4.2 (adjusted as necessary to conform to then existing legal requirements). The release must become effective not later than the 60th day following the termination.

4.3 Vesting of Restricted Stock Under Certain Circumstances. From and after the date at which Executive ceases to be the Chief Executive Officer of the Company, if Executive is not subsequently renominated for election to the Company’s Board of Directors or not reelected to the Board of Directors (other than at the request of the Executive not to be so renominated or upon Executive’s refusal to serve), (i) any shares or Restricted Stock to which Executive is entitled under the applicable provisions of this Article 4(a) or (b) shall be immediately awarded and (ii) all of Executive’s then outstanding and unvested Restricted Shares shall immediately vest as of the date of the Company’s proxy statement (in the case of a failure to renominate the Executive) or the date of the Company’s annual shareholder’s meeting (in the case of Executive’s failure to be reelected).

4.4 Better After Tax Treatment. If any payment or benefit that Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the US Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are. If acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

4.5 Compliance with Securities Laws. If the Company determines that the grant of Restricted Stock to Executive pursuant to Article 4.2 (b) or (d) would not be in compliance with applicable Securities Laws, the Company may, at its option elect to pay executive the cash value of the Restricted Stock that would otherwise have been subject to the applicable grant in lieu of making the actual grant of shares.

ARTICLE 5:

REPRESENTATIONS AND WARRANTIES;

NON-COMPETE AND NON-SOLICITATION

5.1 Representations and Warranties.

(a) Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause (as such term is herein defined).

(b) Representation and Warranty of the Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder; and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all restricted stock units described in Article 3.

5.2 Non-Compete and Non-Solicitation.

(a) General. Executive acknowledges that in the course of Executive’s employment with the Company the Executive will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. Executive agrees that until February 14, 2016, the Executive shall not in any manner, directly or indirectly, whether as an officer, director, employee, investor, consultant or otherwise, whether for his own account or for the account of any other person, engage or be engaged, or assist any other person, firm, corporation or enterprise engaging or being engaged in any business (a “Competing Business”) in which Executive was involved or had knowledge was being conducted or planned by the Company or any of its subsidiaries, as of the termination of Executive’s employment, in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c) Nonsolicitation. Executive agrees that during the period of Executive’s employment with the Company and for a period of one year thereafter (the “Restricted Period”), Executive shall not in any manner, directly or indirectly, whether for his own account or for the account of any other person or entity (other than the Company), assist, solicit, induce or encourage, or attempt to assist, solicit, induce, or encourage, any employee of the Company or its affiliates, or any person who was such an employee at any time during the twelve (12) month period preceding the Executive’s termination of employment with the Company or its affiliates, or otherwise persuade, induce or encourage, or attempt to persuade, induce or encourage any such person or consultant to the Company to terminate his, her or its relationship with the Company.

(d) Exceptions. Nothing in this Article 5.2 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company; (ii) an owner of not more than five percent of the outstanding stock of any class of a corporation whose securities are publicly traded so long as Executive has no active participation in the business of such corporation; and (iii) an owner of any single asset hotels.

(e) Reformation. If, at any time of enforcement of this Article 5.2, an Arbitrator or a court of with jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the Arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize an Arbitrator or Court to increase or broaden any of the restrictions in this Article 5.2.

5.3 Confidentiality. Executive shall not, at any time during the Term or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive, or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order. Promptly following the end of the Term, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof), unless Executive is reappointed to the Board of Directors and has a right in such role to have access to the Confidential Information.

5.4 Intellectual Property. Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after Executive’s employment with the Company, Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

5.5 Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Articles 5.2, 5.3 or 5.4 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that Executive will submit to the personal jurisdiction of the courts of the State of Connecticut in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

ARTICLE 6:

ARBITRATION

6.1 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the National Rules of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Company for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in New York, New York.

(g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this Article 6.1, either party may apply to any court sitting in Fairfield County, Connecticut (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Article 6.

ARTICLE 7:

MISCELLANEOUS

7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company, with a copy to the Company’s General Counsel, at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile or electronic mail with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Headings. The Article headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.8 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company shall require any such successor to the Company to expressly assume, in writing, satisfaction in form and substance to Executive all of the

Company’s obligations to Executive hereunder and otherwise. Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.9 Entire Agreement. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

7.10 Deemed Resignations. Except as provided in the last sentence of this paragraph with respect to service on the Company’s Board of Directors, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and from the board of directors or any similar governing body of any corporation, trust, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive shall cooperate with the Company and execute all such formal resignations and other documents as the Company may reasonably request in furtherance of the foregoing. Upon any termination of Executive’s employment hereunder (unless termination shall be for Cause), Executive agrees to continue to serve on the Company’s Board of Directors, subject to the Company’s customary procedures and requirements of Board membership, including nomination and election. In the event that Executive’s employment is terminated as a result of the hiring of a permanent Chief Executive Officer, Executive shall not be required to offer to resign from the Company’s board of Directors even if otherwise required by the Company’s customary procedures or policies.

7.11 409A.

(a) It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this Agreement, and any definitions hereunder, will be construed in a manner that complies with Code Section 409A. In no event will the Company be liable to Executive for or with respect to any taxes, penalties or interest which may be imposed upon Executive pursuant to Code Section 409A.

(b) Each payment and benefit described in this Agreement will be treated as a right to a series of separate payments as set forth in Treasury Regulations Section 1.409A-2(b)(2)(iii).

(c) A termination of employment has the same meaning as a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h). If any payment or benefit due to Executive from the Company or any of its affiliates on a separation from service or termination of employment constitutes a “deferral of compensation” subject to Code Section 409A (a “409A Payment”), then if on the date of Executive’s separation from service, Executive is a “specified employee,” as such term is defined in Treasury Regulations Section 1.409A-1(i), as determined from time to time by the Company, then such 409A Payment will not be made to Executive until the earliest of (i) the date that is six (6) months and one day after Executive’s separation from service; (ii) the date of his death; or (iii) such earlier date that payment can be made without violating Code Section 409A. The 409A Payments that would otherwise be made during such period will be aggregated and paid in one lump sum, without interest, on the first business day following the earliest date determined by the prior sentence, and the balance of the 409A Payments, if any, will be paid in accordance with the applicable original payment schedule.

(d) The amount of taxable reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. If a taxable expense or benefit could be incurred in either of two calendar years, and is not otherwise exempt under Treasury Regulations Section 1.409A-1(b)(4), payment will be made in the later year. All taxable reimbursements shall be paid as soon as administratively practicable, but in no event shall any taxable reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither the right to reimbursement nor the in-kind benefits provided are subject to liquidation or exchanges for other benefits.

7.12 Indemnification.

(a) In addition to any additional benefits provided under applicable state law, as a Director and officer of the company, Executive shall be entitled to the benefits of: (1) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and Directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as an officer of the Company), (ii) the Indemnification Agreement between the Company and Executive (the ‘Indemnification Agreement”).

(b) The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Article 7.11 are intended to protect and indemnify him against.

(c) The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage for all directors and officers of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation

	By:	/s/ Kenneth S. Siegel
Name: Kenneth S. Siegel
Its: Chief Administrative Officer and General Counsel

EXECUTIVE

June 17, 2015	/s/ Adam M. Aron
Adam M. Aron

Employment Agreement effective as of February 2015

between Executive

and

Starwood Hotels & Resorts Worldwide, Inc.

GENERAL RELEASE

This General Release (this “Release”) is executed by Adam M. Aron (“Executive”) pursuant to Article 4.2 of the Employment Agreement between Starwood Hotels & Resorts Worldwide, Inc. dated June 17, 2015 and effective as of February 14, 2015 (the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive has been given the opportunity to consider this Release for 21 [45] days;

WHEREAS, the Company hereby advises Executive in writing to consult with an attorney before signing this Release;

WHEREAS, Executive acknowledges that the separation benefits to be provided to Executive under the Employment Agreement are sufficient to support this Release; and constitutes consideration to which Executive would not otherwise be entitled;

WHEREAS, Executive understands that the Company regards the representations by Executive in the Employment Agreement and this Release as material and that the Company is relying upon such representations in paying amounts to Executive pursuant to the Employment Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Executive’s employment with the Company terminated on             , and Executive has and will receive the payments and benefits set forth in Article 4.1 of the Employment Agreement in accordance with the terms and subject to the conditions thereof.

2. Executive, on behalf of himself and anyone claiming through him, hereby agrees, except to the extent such right may not be waived by law, not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, and attorneys or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”). Executive agrees to and hereby does release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to the time Executive signs this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company contained in Articles 4 and 7.12 of the Employment Agreement or any vested benefit pursuant to any employee benefit plan of the Company, and this Agreement does not waive rights or claims that arise after the time Executive signs it below. The consideration offered in the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all such claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

The “covenant not to sue” contained in the first sentence above does not prevent or prohibit Executive from filing any administrative complaint or charge against the Released Parties with any federal, state, or local agency, including for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Executive understands that by signing this Agreement, he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to claims released or waived by this Agreement. Similarly, the “covenant not to sue” does not prevent Executive from seeking a judicial determination of the validity of his release of claims under the ADEA.

3. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4. Executive agrees not to engage in any act or to make any statement (written or oral), directly or indirectly, that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, its employees, officers, or directors, except that this Section shall not apply to any statements Executive is required to make by reason of law, regulation, or any judicial or other similar proceeding or order.

The Company shall not authorize any of its employees, officers, directors or agents to make any statement to any person or entity that is intended, or may reasonably be expected, to harm the reputation of Executive, except that this Section shall not apply to any statements made for legitimate business purposes or required to be made by reason of law, regulation, or any judicial or other similar proceeding or order.

5. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 [45] DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE ADEA BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION IN THE MANNER PROVIDED IN ARTICLE 7.1 OF THE EMPLOYMENT AGREEMENT. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO ARTICLE 4.1 OF THE EMPLOYMENT AGREEMENT OTHER THAN (a) HIS ACCRUED BENEFITS, AND (b) $10,000, WHICH EXECUTIVE ACKNOWLEDGES IS ADEQUATE CONSIDERATION TO SUPPORT THE RELEASE OF HIS NON-ADEA CLAIMS. THIS AGREEMENT WILL BE EFFECTIVE, WITH RESPECT TO ADEA CLAIMS, ON THE EIGHTH DAY AFTER IT IS SIGNED BY EXECUTIVE, AND WITH RESPECT TO OTHER CLAIMS, AT THE TIME IT IS SIGNED BY EXECUTIVE.

6. The Employment Agreement and this Release constitute the entire understanding between the parties. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

7. This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Connecticut without regard to the principle of conflicts of laws.

8. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect, and such provision that is found to be invalid or unenforceable shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

9. This Release inures to the benefit of the Company and its successors and assigns.

10. In the event of any dispute or controversy arising under this Release, Article 6 of the Employment Agreement shall be applicable.

Date: , 20 .	EXECUTIVE